                                                                   Exhibit 99.10


                                DIVIDEND POLICY

    Since Tyco acquired us in June 2001, we have not declared any cash dividends on our common stock. The indentures for our public debt securities were amended in February 2002 to prohibit payments of dividends to Tyco. These provisions do not apply if Tyco owns less than 50% of our common stock as long as at least two-thirds of the members of our board of directors are not affiliated with Tyco. We anticipate that these provisions will not restrict our payment of dividends once the offering is complete since Tyco will no longer have a direct or indirect equity interest in CIT.

    Following our initial public offering in November 1997 and prior to the acquisition by Tyco, we paid a quarterly dividend of $0.10 per share, except for the first quarter of 1998. Our policy will be to pay a modest dividend while retaining a strong capital base. We anticipate that the initial dividend rate will be $0.12 per share per quarter. The declaration and payment of future dividends are subject to the discretion of our board of directors. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, our strategic and operational plans, our financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by us, and such other factors as the board of directors may consider to be relevant.